Exhibit 14

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-159954) pertaining to Lincoln Life & Annuity Flexible Premium Variable Life Account Y, which is incorporated by reference into Post-Effective Amendment No. 2, and to the use therein of our reports dated (a) April 1, 2010, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) April 20, 2010, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account Y.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

September 27, 2010